SCHEDULE 14A
                             (Rule 14a-101)
                 INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION
       Proxy Statement Pursuant to Section 14(a) of the Securities
                        and Exchange Act of 1934

Filed by the registrant  x
Filed by a party other than the registrant
Check the appropriate box:
  Preliminary proxy statement
x Definitive proxy statement
  Definitive additional materials
  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
______________________________________________________________________

                        THE INTERLAKE CORPORATION
                          550 Warrenville Road
                       Lisle, Illinois 60532-4387
                             (708) 852-8800

                            Stephen R. Smith
              Vice President, Secretary and General Counsel
______________________________________________________________________

Payment of filing fee (Check the appropriate box):

     x $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(l), or 14a-6(j)(2).
       $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date filed:
PAGE

                                [Pasteup Logo]

                              550 WARRENVILLE ROAD
                           LISLE, ILLINOIS 60532-4387
                                 (708) 852-8800

                                                  March 18, 1994

To Our Shareholders:

       This year we are holding our annual meeting on Thursday, April 28, 1994, at 10:00 a.m. local time, at the Radisson Hotel Lisle/Naperville, located at 3000 Warrenville Road (north side of Warrenville Road), Lisle, Illinois 60532.

       Matters before the meeting are summarized in the formal notice of meeting which appears on the next page. In addition, there will be a brief statement concerning the affairs of The Interlake Corporation, after which shareholders will be given an opportunity to ask questions or make comments.

       Inasmuch as many of our shareholders are unable to personally attend the annual meeting, the Board of Directors solicits proxies so that each shareholder is given an opportunity to vote. If you are a shareholder of record (Interlake shares are registered in your name), please return the white card to First Chicago Trust Company of New York. If your shares are held for your account by a bank or broker, please return the accompanying voting instructions to your bank or broker. If you participate in The Interlake Corporation Employee Stock Ownership Plan or the Dexion UK Share Award Scheme, enclosed are forms which direct the trustee to vote certain shares in accordance with your instructions. If you participate in the Chem-tronics, Inc. Employee Stock Ownership Plan, or the Interlake Stock Fund of one of the three Interlake Salaried Employees Retirement Savings Plans, you will soon receive forms which direct the trustee of your employee benefit plan to vote certain shares held by such plan in accordance with its terms.

       It is important to you and helpful to your directors that all shareholders participate in the affairs of The Interlake Corporation. You may specify your choices by marking the appropriate boxes on the proxy card or voting instructions. To vote on both matters to be voted upon in accordance with the recommendation of your Board of Directors, shareholders of record need only sign and return the proxy card in the addressed, postage pre-paid envelope provided.

                                        Sincerely,

                                        [Pasteup Fac Sig]

                                        W. ROBERT REUM
                                        Chairman of the Board, President
                                          and Chief Executive Officer

PAGE

                                 [Pasteup Logo]

                             550 WARRENVILLE ROAD
                          LISLE, ILLINOIS 60532-4387
                                (708) 852-8800

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    ----------------------------------------------------------------------


        Notice is hereby given that the annual meeting of shareholders of The Interlake Corporation, a Delaware corporation, will be held at the Radisson Hotel Lisle/Naperville located at 3000 Warrenville Road (north side of Warrenville Road), Lisle, Illinois 60532, on Thursday, April 28, 1994, at 10:00 a.m. local time, to consider and act upon the following matters:

        1.  Election of four directors;

        2. Ratification and approval of the selection of Price Waterhouse as independent accountants for the Corporation for the fiscal year 1994; and

        3. Transaction of such other business as may properly come before said meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 10, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment thereof.

        By order of the Board of Directors.

                                     [Pasteup Fac Sig]


                                     STEPHEN R. SMITH
                                     Vice President, Secretary
                                       and General Counsel

Lisle, Illinois
March 18, 1994
- ---------------------------------------------------------------------------
- ---------------------------------------------------------

                         YOUR VOTE IS IMPORTANT


- ---------------------------------------------------------------------------
- ---------------------------------------------------------
Please complete, sign and date the proxy card or voting instructions form and return it promptly in the postage pre-paid envelope.

PAGE

                                [PASTEUP LOGO]

                                PROXY STATEMENT

- ---------------------------------------------------------------------------
- ---------------------------------------------------------

        This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Interlake Corporation of proxies to be used at the annual meeting of shareholders of Interlake to be held at the Radisson Hotel Lisle/Naperville, 3000 Warrenville Road (north side of Warrenville Road), Lisle, Illinois 60532, on April 28, 1994, at 10:00 a.m. local time. Throughout this proxy statement, "Interlake" means The
Interlake Corporation, "Board" means the Board of Directors of Interlake, "last fiscal year" means the period which began on December 28, 1992 and ended on December 26, 1993, "executive officers" means certain officers of Interlake elected by the Board and operating executives not elected by the Board who have been designated executive officers of Interlake for purposes of the Securities Exchange Act of 1934, "Common Stock" means Interlake's voting Common Stock, par value $1 per share, and shares "outstanding" means shares issued less treasury shares.

        Interlake's address is 550 Warrenville Road, Lisle, Illinois 60532-4387. This proxy statement, the accompanying proxy card and the annual report to shareholders are being mailed to shareholders commencing on March 18, 1994. This proxy statement is also being distributed to participants in various employee benefit plans of Interlake or its subsidiaries and to banks and brokers for redistribution to their customers.

DIRECTORS AND NOMINEES

        Interlake's Restated Certificate of Incorporation, as amended ("Certificate"), provides for a Board consisting of not fewer than 9 nor more than 15 directors, the exact number to be fixed by the Board. The Board of Directors currently consists of nine members.

        The Certificate further provides that the directors are to be divided into three classes and each class is to be elected for a three year term.
The Board has nominated Frederick C. Langenberg, William G. Mitchell, W. Robert Reum and Erwin E. Schulze for three year terms ending in 1997. All four of the nominees are current directors of Interlake whose terms expire in 1994. If, for any reason not now anticipated, any of the four nominees becomes unable to serve, the proxy holders will vote for a substitute recommended by the Nominating Committee and designated by the Board.

There follows information about the four nominees and other incumbent directors whose terms of office as directors will continue after the 1994 annual meeting of shareholders. The period of each director's Board service includes both Interlake and, if applicable, predecessors of Interlake.

NOMINEES FOR TERM WHICH EXPIRES IN 1997

FREDERICK C. LANGENBERG, age 66, retired in April 1991 as Chairman of the Board of Interlake. Chairman of the Board from 1983 until his retirement and Chief Executive Officer of Interlake from 1982 to January 1991. Director of Carpenter Technology Corporation, Peoples Energy Corporation and Dietrich Industries. Trustee of Piedmont College. Interlake director since 1979. Committees: Audit Review, Executive and Finance.

WILLIAM G. MITCHELL, age 63, retired as Vice Chairman and Director of Centel Corporation, a communications and electric services company, in 1987. Director of The Northern Trust Company, The Sherwin-Williams Company and Peoples Energy Corporation. Interlake director since 1984.
Committees:  Audit Review, Executive and Finance.

W. ROBERT REUM, age 51, Chairman of the Board, President and Chief Executive Officer since April 26, 1991. President and Chief Executive Officer since January 1, 1991. President and Chief Operating Officer from August 1989 to December 31, 1990. Executive Vice President from May 1988 to August 1989. Director of Amsted Industries Incorporated. Interlake director since 1987. Committees: Executive and Nominating.

ERWIN E. SCHULZE, age 68, retired as Chairman of the Board, President and Chief Executive Officer, and Director, of The Ceco Corporation, a manufacturer of building products and provider of concrete forming services for the construction industry, in 1990. Executive officer and a Director of Ceco for more than five years prior to 1990. Director of AAR Corporation; Chairman of the Board of Governors of the Chicago Stock Exchange. Interlake director since 1981. Committees: Compensation, Executive and Finance.

TERM EXPIRES IN 1996

JOHN A. CANNING, JR., age 49, President, Madison Dearborn Partners, Inc., which is the manager of Madison Dearborn Capital Partners, L.P., a private equity investment fund, since January 1993. Formerly President of First Chicago Venture Capital from 1980 to 1993 and Executive Vice President of The First National Bank of Chicago from 1987 to 1993. Director of Bayou Steel Corporation, Tyco Toys, Inc., Chicago Capital Fund, Northwestern Memorial Corporation and Northwestern Memorial Management Corporation; member of the Board of Visitors of Duke University School of Law. Interlake director since 1993. Committees: Compensation.

JAMES C. COTTING, age 60, Chairman and Chief Executive Officer and a Director of Navistar International Corporation, a manufacturer of medium and heavy duty trucks, since 1987. Director of Asarco Incorporated and USG Corporation. Member of the Conference Board. Director of the National Association of Manufacturers. Director of Junior Achievement of Chicago and a trustee of the Adler Planetarium. Interlake director since 1989.
Committees:  Compensation, Executive and Finance.

QUENTIN C. MCKENNA, age 67, Chairman of the Board and a Director of Kennametal, Inc., a manufacturer of metal cutting tools, machining systems, and materials for applications requiring wear resistance, for more than five years. Retired as Chief Executive Officer of Kennametal in 1991.
Past Director of PNC Financial Corp. and its affiliate, Pittsburgh National Bank; past director of the Federal Reserve Bank of Cleveland. Interlake director since 1986. Committees: Audit Review and Compensation.

TERM EXPIRES IN 1995

ARTHUR G. HANSEN, age 69, Higher Education Consultant since 1987. Director of American Electric Power Company, Inc., Navistar International
Corporation, and International Paper Company. Member of the National Academy of Engineering and a Fellow of the American Association for Advancement of Science; Chairman of the Corporation for Educational Technology. Interlake director since 1984. Committees: Audit Review and Nominating.

JOHN E. JONES, age 59, Chairman of the Board, President, Chief Executive Officer and a Director of CBI Industries, Inc., a manufacturer of industrial gases, provider of construction services and investor in oil transport and storage businesses. Executive officer and Director of CBI since 1976. Director of Allied Products Corporation, Amsted Industries Incorporated, NICOR Inc. and Valmont Industries, Inc. Interlake director since 1988. Committees: Audit Review, Executive and Finance.


                   SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board, acting upon the recommendation of its Audit Review Committee, on February 24, 1994, selected Price Waterhouse as independent accountants for Interlake for the fiscal year ending December 25, 1994. Price Waterhouse acted as Interlake's independent accountants for 1993 and as independent accountants for Interlake and its predecessors for many years prior thereto.

    The engagement of Price Waterhouse as independent accountants for Interlake for the fiscal year 1994 is conditioned upon the approval of such engagement by the affirmative vote of the majority of shares of Common Stock present or represented at the annual meeting of shareholders. In the event such engagement is not so approved, the Board will reconsider its selection of independent public accountants. A representative of Price Waterhouse will be at the meeting and available to respond to questions and will have an opportunity to make a statement if he so desires.

                     THE BOARD OF DIRECTORS AND COMMITTEES

    There were seven meetings of the Board in 1993. Except for Mr. Mitchell, each director attended at least 75 per cent of the aggregate of
(i) the total number of meetings of the Board held during the period during which he was a director, and (ii) the total number of meetings held by all committees of the Board on which he served during the period that he was a committee member. Mr. Mitchell attended 73 per cent of such meetings.

    The Audit Review Committee is charged with the duties of recommending to the Board the appointment of independent accountants; meeting periodically with the independent accountants and internal auditors and certain executive officers of Interlake to review the adequacy of internal controls and financial reporting; reviewing consolidated financial statements; reviewing, appraising, and reporting to the Board on accounting and financial reporting practices, the internal control system and the audit effort by both the independent and internal auditors; and performing any other duties or functions deemed appropriate by the Board. The Audit Review Committee met three times in 1993.

    The Compensation Committee reviews and makes recommendations to the Board regarding salaries and benefit plans relating to certain officers of Interlake, reviews and makes recommendations to the Board regarding revision or replacement of such benefit plans, and administers certain benefit plans. The Compensation Committee met five times in 1993.

    The Nominating Committee's primary responsibility is to consider possible nominees for directors, including individuals recommended by shareholders, and to recommend possible nominees for directors to the full Board. Biographical and other information about possible nominees recommended by shareholders should be sent to the attention of the Secretary of Interlake. The Nominating Committee met once in 1993.

    Other committees of the Board are Finance and Executive. The Finance Committee met once in 1993. The Executive Committee did not meet in 1993.

              VOTING SECURITIES AND SECURITY OWNERSHIP BY CERTAIN
                             PERSONS AND MANAGEMENT

    Holders of shares of Common Stock of record at the close of business on March 10, 1994 will be entitled to vote at the meeting. On that date, 22,026,695 shares of Common Stock were outstanding, each share being entitled to one vote.

    On February 15, 1994, officers, directors and employees of Interlake and its subsidiaries had voting rights with respect to approximately 2,303,202 shares, or 10.46% of the shares of Common Stock outstanding, exclusive of shares owned outright by employees who are not executive officers. Such voting rights arise from shares owned outright (in the case of directors and officers), shares as to which the individual holder's beneficial interest is limited to voting rights, and shares owned by various employee benefit plans under which the plan trustee receives voting instructions from plan participants.

Security Ownership by Certain Persons and Management

        This section of the proxy statement relates to beneficial ownership of Interlake's Common Stock based on information available to the Corporation as of February 15, 1994. Common Stock is the only class of capital stock entitled to be voted at the meeting. A person is deemed to be a beneficial owner if he has or shares voting power or investment power in respect of such shares or has the right to acquire beneficial ownership within 60 days.

        The table which follows shows beneficial ownership of Interlake's Common Stock by each person who has advised management that it beneficially owns more than five percent of Interlake's Common Stock.

PAGE

                                             Number of
                                              Shares          Percent<F1>
- -----------------------------------------------------------------------------
FIRST CAPITAL CORPORATION OF CHICAGO
and MADISON DEARBORN PARTNERS VIII
Three First National Plaza
Chicago, Illinois  60670                     6,172,840<F2>       21.9%

SMITH BARNEY SHEARSON INC./
  THE TRAVELERS INC.
1345 Avenue of the Americas
New York, New York  10105                    3,197,963<F3>       14.5%

HEINE SECURITIES CORPORATION
51 John F. Kennedy Parkway
Short Hills, New Jersey  07078               2,510,506<F4>       11.0%

THE NETWORK COMPANY II LIMITED
c/o Gildea Management Company, L.P.
675 Third Avenue
New York, New York  10017                    1,564,300<F5>        7.1%

UBS ASSET MANAGEMENT (NEW YORK) INC.
1211 Avenue of the Americas
New York, New York  10036                    1,168,150<F6>        5.3%

       <F1>Percentages are percentages of Interlake's Common Stock computed as provided in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. This means that, in the case of any holder of Series A
Convertible Exchangeable Preferred Shares ("Series A Shares"), that holder's Series A Shares are treated as being converted into shares of Common Stock, but no other Series A Shares are treated as converted. In the case of all other holders, no Series A Shares are treated as converted; computations are based solely upon outstanding shares of Common Stock.

       <F2>First Capital Corporation of Chicago ("FCCC") and Madison Dearborn
Partners VIII ("MD VIII") are the record and beneficial owners of 31,500 and 3,500 shares, respectively, of Interlake's Series A2 Convertible Exchangeable Preferred Stock ("Series A2 Shares"). Interlake has been advised that the portfolios of both FCCC and MD VIII are managed by Madison Dearborn Partners, Inc., of which John A. Canning, Jr. is President. (See DIRECTORS AND NOMINEES.) As of the date hereof, the Series A2 Shares are convertible into 5,555,556 and 617,284 shares, respectively, of Non-Voting Common Stock at any time, and into the same number of shares of Common
Stock in certain limited circumstances. (The number of shares of Common Stock into which the Series A2 Shares are convertible increases on each June 30th and December 31st if preferential cash dividends accruing at the rate of nine percent per annum are not paid.) Series A2 Shares may be converted into Series A1 Shares, which in turn are convertible at any time into shares of Common Stock, by any holder who can certify that by virtue of such conversion it would not have a regulatory problem under certain laws or regulations applicable to banks, bank holding companies, small business investment companies or their affiliates. Interlake believes that as of February 15, 1994 FCCC and MD VIII would have had such a regulatory problem.

       <F3>Pursuant to its most recent Schedule 13G filed with the Securities and Exchange Commission, Smith Barney Shearson Inc. advised Interlake that it is the beneficial owner of 3,197,963 shares of Common Stock, over 703,665 of which it had sole voting power; over 3,181,788 of which it had sole dispositive power; and with respect to 16,175 of which it shared dispositive power. The Travelers Inc. is the parent company of Smith
Barney Shearson Inc.

       <F4>Pursuant to its most recent Schedule 13G filed with the Securities and Exchange Commission, Heine Securities Corporation advised Interlake that it is the beneficial owner of, with sole voting and sol over, 1,628,672 shares of Common Stock and 5,000 shares of Series A3 Convertible Exchangeable Preferred Stock ("Series A3 Shares"). As of the date hereof, the Series A3 Shares are convertible into 881,834 shares of Common Stock. (The number of shares of Common Stock into which the Series
A3 Shares are convertible increases on each June 30th and December 31st if preferential cash dividends accruing at the rate of nine percent per annum are not paid.) Interlake has been further advised that Michael F. Price, who as President of Heine Securities Corporation exercises voting control and dispositive power over its securities, directly or indirectly beneficially owns 40,100 shares of Common Stock. Thus, he may be deemed to be the beneficial owner of 2,550,606 shares of Common Stock.

       <F5>Interlake has been advised that The Network Company II Limited is the beneficial owner of, with sole voting power and sole dispositive power over, 1,564,300 shares of Common Stock, and that Mr. John Gildea, at the same address, may also be deemed to be a beneficial owner of such shares.

       <F6>Pursuant to its most recent Schedule 13G filed with the Securities and Exchange Commission, UBS Asset Management (New York) Inc. advised Interlake that it is the beneficial owner of 1,168,150 shares with sole voting power over 1,052,150 shares and sole dispositive power over 1,168,150 shares of Common Stock.

       The table which follows shows the beneficial ownership of Interlake's Common Stock by directors, nominees, named executive officers, and directors and executive officers as a group, including an immaterial number of shares held in joint tenancy with close family members. The table includes options exercisable within 60 days held by Messrs. Langenberg, Reum, Gregory, White, Pedersen and Stiller and executive officers as a group to purchase 62,336, 76,198, 4,000, 45,982, 15,904, 4,000 and 174,360
shares respectively. The percentage of outstanding shares beneficially owned is computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. This means that, in the case of any holder of options exercisable within 60 days, that holder's options are treated as exercised, but no other options are treated as exercised. In the case of all other holders, no options are treated as exercised.

PAGE

                                           Number of
Name                                        Shares       Percent<F1>
- ----                                        ------        ------
John A. Canning, Jr.<F2>                  1,200            *
James C. Cotting                          3,200            *
Stephen Gregory                          12,332            0.1
Arthur G. Hansen                          3,550            *
John E. Jones                             3,200            *
Frederick C. Langenberg                 224,614            1.0
Quentin C. McKenna                        3,200            *
William G. Mitchell                       6,800            *
Robert A. Pedersen                       20,696            0.1
W. Robert Reum                          111,181            0.5
Erwin E. Schulze                          7,200            *
Bernd Stiller                             6,909            *
Ian A. White                             97,384            0.4
All Directors and Executive Officers    560,349            2.5

     <F1>An asterisk in the table means that less than one-tenth of one percent of the outstanding shares is beneficially owned.
     <F2>As described above, Mr. Canning is President of Madison Dearborn
Partners, Inc., a private equity investment fund which manages the investment portfolio of First Capital Corporation of Chicago ("FCCC"). FCCC, together with Madison Dearborn Partners VIII, of which Mr. Canning is a partner, owns all of the outstanding shares of Interlake's Series A2 Convertible Exchangeable Preferred Stock, which shares are in certain circumstances convertible into shares of Common Stock.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

        The table which follows shows the compensation paid to or earned by Interlake's Chief Executive Officer and the four executive officers who, in 1993, were the next most highly compensated.

PAGE

                          SUMMARY COMPENSATION TABLE
                          --------------------------
                                                  LONG-TERM
                                                  COMPENSATION
                                                  ------------
                             ANNUAL COMPENSATION   SECURITIES
                             -------------------   UNDER-      ALL
                                                   LYING       OTHER
NAME AND PRINCIPAL    YEAR     SALARY     BONUS    OPTIONS/    COMPEN-
    POSITION                     ($)       ($)     SARs        SATION<F1>                           (#)
___________________________________________________________________________

W. ROBERT REUM        1993   $425,200   $      0         0   $72,257
Chairman of the Board,1992    383,400     71,312    75,000    76,561
President and Chief   1991    375,000    135,000         0    81,488
Executive Officer


STEPHEN GREGORY       1993   $160,667   $ 65,478         0   $26,691
President, Material   1992    146,676     22,741    40,000    21,685
Handling Division of  1991    140,016          0         0    29,913
The Interlake Com-
panies, Inc.

IAN A. WHITE          1993   $178,205   $ 35,913         0   $ 1,421
President - Hoeganaes 1992    160,671     74,538    40,000     1,475
Corporation           1991    154,008     22,325         0     2,994

ROBERT A. PEDERSEN    1993   $155,000   $ 56,835         0   $25,022
President - Interlake 1992    143,350     16,937    40,000    27,999
Packaging Corporation 1991    143,493     46,237         0    30,225

BERND STILLER         1993   $194,028   $      0    22,000   $     0
Managing Director -   1992    171,699     53,978    18,000         0
Dexion Group plc      1991    148,181     74,683         0         0

     <F1>Contributions to defined contribution plans plus amounts paid or payable in cash which would have been payable as contributions pursuant to such plans had contributions not been statutorily limited.

Options Granted in 1993

   The table which follows shows the numbers, certain terms of, and the grant date values of the options granted during fiscal year 1993 to the named executive officers.

PAGE

                         OPTION/SAR GRANTS IN LAST FISCAL YEAR
                         -------------------------------------
                 INDIVIDUAL GRANTS
                 -----------------
                 Number of    Percent of
                 Securities   Total
                 Underlying   Options/SARs                     Grant
                 Options/     Granted to Exercise              Date
                 SARs         Employees  or Base               Present
                 Granted<F1>  in Fiscal  Price     Expiration  Values<F2>
     Name           (#)       Year       ($/Share)  Date         ($)
- -----------------------------------------------------------------------
W. ROBERT REUM          0

STEPHEN GREGORY         0

IAN A. WHITE            0

ROBERT A. PEDERSEN      0

BERND STILLER      22,000       20.75%     $4.125  8/27/02   $34,096

     <F1>Mr. Stiller's options are exercisable to the extent of 10% on August
26, 1993; 30% on August 26, 1994; 60% on August 26, 1995; and 100% on
August 26, 1996.
     <F2>Determined using the Black-Scholes option pricing model and assuming volatility of 35%, a risk-free rate of 2.99%, a dividend yield of 0% and exercise just prior to expiration.

Aggregated Option/SAR Exercises in Last Year and
Fiscal Year-End Option/SAR Values

   During fiscal year 1993, there were no stock option or SAR exercises. The number of unexercised options/SARs at fiscal year end for each of the named executive officers is set forth in the table which follows. None of the unexercised options, either exercisable or unexercisable, was in-the-money as of the fiscal year end and therefore no year-end values have been indicated.

                               NUMBER OF SECURITIES UNDERLYING
                               UNEXERCISED OPTIONS/SARs AT
                               FISCAL YEAR END (#)
                               -------------------------------
     NAME                      EXERCISABLE/UNEXERCISABLE
- -----------------------------------------------------------------
W. ROBERT REUM                      76,198 / 67,500
STEPHEN GREGORY                      4,000 / 36,000
IAN A. WHITE                        45,982 / 36,000
ROBERT A. PEDERSEN                  15,904 / 36,000
BERND STILLER                        4,000 / 36,000

PAGE

Defined Benefit Retirement Plans

    No executive officer is a participant in an Interlake defined benefit plan. Mr. White is an employee of Hoeganaes Corporation; his estimated annual retirement benefit under Hoeganaes' defined benefit plan assuming retirement at age 65 is $87,260. Mr. Stiller is an employee of Dexion Group plc; his estimated annual retirement benefit under Dexion's defined benefit plan assuming retirement at age 65 is 34,800 pounds sterling or approximately $52,134.

Key Executive Severance Pay Plan

    Messrs. Reum, Gregory, White, Pedersen and Stiller and all other incumbent executive officers of Interlake are participants in Interlake's Key Executive Severance Pay Plan.

    A participant may be entitled to severance benefits under the Key Executive Severance Pay Plan if there is a termination of his employment without cause at any time within three years (or, if less than three years, within the period ending at the participant's attainment of age 65 or death) after a "Change in Control" (as defined). In addition, following a "Change in Control" a participant may elect to terminate his employment without loss of severance benefits in certain specified contingencies.

    Under the Key Executive Severance Pay Plan, a "Change in Control" is deemed to have occurred if (i) Interlake is merged or reorganized into or with, or sells all or substantially all of its assets to, another company in a transaction in which former Interlake stockholders own less than 75 percent of the outstanding securities of the surviving or acquiring company after the transaction, (ii) a filing is made with the Securities and Exchange Commission disclosing the beneficial ownership by any person or group of 25 percent or more of the voting power of Interlake, or (iii) during any period of two consecutive years individuals who were directors at the beginning of such period cease to constitute a majority of the Board without the approval of two-thirds of the remaining Board members.

    In such event, the terminated participant who is terminated with rights to severance compensation under this plan will be entitled to receive in respect of the "Severance Period" (defined to be the lesser of (X) three years from date of termination, and (Y) the period from date of termination until the date on which the participant would, if he survived, have attained age 65):

        (i) the present value of (a) his aggregate base salary, based on the highest annual base salary rate in effect during the period after adoption of the Key Executive Severance Pay Plan, which he would have received had he remained employed during the Severance Period, plus
    (b) the highest annual payment amount paid out to him since 1979 under an executive incentive compensation plan, multiplied by the number of whole years and fractions thereof in the Severance Period;

                                   reduced by

            (ii) the present value of amounts of cash compensation payable to such participant during the Severance Period pursuant to any "Other Plan." "Other Plans" are defined for this purpose to include such programs as the Long-Term Disability Program (a plan applicable to Interlake salaried employees generally), existing agreements with certain executive officers, including Mr. Reum (described below), but exclude amounts the participant receives, on termination of employment, from Interlake's defined contribution retirement savings plans and various stock-related plans.

        The net amount payable to any participant under this plan, taking into account payments under the Other Plans, as appropriate, may not exceed 2.99 times his "base amount" as defined in Section 280G of the Internal Revenue Code (which, in general, is the average of his taxable income received during a five-year period from Interlake or a subsidiary) to avoid the special tax rules applicable to "excess parachute payments" under the Internal Revenue Code.

        A trust, established in 1988 for the benefit of participants in the Key Executive Severance Pay Plan, is substantially unfunded at present. Should it be funded in the future and should Interlake become insolvent, the assets of the trust will be subject to the claims of Interlake's creditors.

        The Key Executive Severance Pay Plan provides that Interlake will pay for the legal expenses of a participant if he has to enforce his rights under this plan. A letter of credit has been obtained for the purpose of securing the payment of such expenses.

Compensation of Outside Directors

        Each outside director is paid a retainer at the annual rate of $20,000 and a fee of $750 for attending a meeting of the Board or a meeting of a committee of the Board. The chairmen of the Audit Review, Compensation, Finance and Nominating Committees are paid an additional annual retainer of $2,000. Attendance fees are also paid for services similar to attendance at Board and committee meetings. Interlake provides accidental death and dismemberment insurance for its directors, and directors are reimbursed their expenses of attendance at meetings of the Board or committees of the Board.

        Following shareholder approval in 1990 of the 1989 Stock Incentive Program (which included a form of stock award to be granted to outside directors), each outside director was granted a stock award of 3,000 shares, deliverable in five annual installments, beginning immediately after the 1991 annual meeting, subject to acceleration and to forfeiture as provided in the award. Pursuant to the 1989 Stock Incentive Program, Mr. Langenberg was granted a stock award of 2,400 shares when he retired as an officer and became an outside director. His stock award is deliverable in the form of annual installments which began immediately after the 1992 annual meeting. Mr. Canning was granted a stock award of 1,200 shares after he was elected a director; his stock award is deliverable in the form of two annual installments beginning in 1994.

        Under the Directors' Post-Retirement Income Plan, each outside director with four years' service as a director is entitled to annual post-retirement income beginning at age 65 or retirement from the Board, whichever is later, and continuing for the lifetime of the retired director. Should an outside director who has reached age 65 retire during the year beginning in April 1994, the annual retirement benefit will be $30,000, reduced 10 percent for each full year that his combined service as an outside director of Interlake, Inc. and Interlake is less than 10 years. Interlake regards the right to receive such benefits as compensation earned during the period of his service as a director, though payment is deferred.

        In 1988, Interlake established a trust for the payment of post-retirement income to outside directors and provided the trustee with funds to purchase annuities for retired directors covered by the plan and for incumbent directors having more than four years service on the Board of Interlake and Interlake, Inc. Should Interlake become insolvent, the assets of the trust would be subject to the claims of Interlake's creditors.

        The Directors' Post-Retirement Income Plan provides that Interlake will pay the legal expenses of a participant if he has to take legal action to enforce his rights under the plan.

Other Compensation

        Mr. Reum is entitled to salary and benefits for the shorter of (i) one year after his employment is terminated involuntarily or by mutual agreement and (ii) the period ending with his commencement of other suitable employment. Any amount payable under this agreement would constitute amounts payable under Other Plans and thereby reduce the amounts otherwise payable under the Key Executive Severance Pay Plan.

Report of the Compensation Committee on Executive Compensation

        The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee makes recommendations to the full Board as to the salaries of Board-elected officers (other than assistant officers) of The Interlake Corporation, and as to the terms of and payments under Interlake's Executive Incentive Compensation (EIC) Plan for key executives of both Interlake and certain subsidiaries. In addition, any stock options or stock-based awards are granted upon the authorization of the Committee.

Compensation Strategy

        In January, 1993, the Compensation Committee initiated a comprehensive review of Interlake's executive compensation philosophy and practices. The Committee retained The Hay Group ("Hay") to advise it with respect to a review of executive compensation.

        As a first step in its review, Hay evaluated 40 top management positions in terms of the positions' requirements and demands. Using these evaluations, Hay compared total remuneration for each of the 40 positions against competitive market practice as set forth in Hay's Executive Compensation Report, a data base of approximately 500 publicly traded industrial companies. Based on Hay's review, the Committee concluded that total remuneration for top Interlake executives fell below median practice.

        Based on its findings, the Compensation Committee adopted a strategy designed to produce median level compensation if significantly improved performance is achieved. The strategy maintains a low fixed cost component of total compensation, while offering executives opportunities which are largely driven by improved performance. The elements of this strategy are as follows:

          Base salaries below median market practice as measured by Hay.

          Annual bonus opportunities at the 50th percentile as identified by Hay, based primarily upon yearly operating performance.

          Long-term incentives which will deliver above-median long-term compensation if maximum performance levels are achieved, thereby providing executives with an opportunity to earn a median level total compensation package.

The Compensation Committee believes this strategy will enable Interlake to attract and retain executives of a high caliber in a manner consistent with its general emphasis on cost control.


Base Salaries

     In keeping with the foregoing strategy, Interlake increased the base pay for 1993 of all of the named executives, all of whom had previously been below the established base pay targets.

Annual Incentive Pay

     Interlake's Executive Incentive Compensation Plan for 1993 (EIC Plan) provided for bonus payments as specified percentages of executives' base salaries based upon the performance, in the case of Interlake executives, of Interlake as a whole, and in the case of subsidiary executives, of each executive's operating unit, as measured against financial targets approved by the Board at the beginning of the year. In 1993, consistent with the Corporation's need to maximize cash flow in order to service its debt obligations, the financial targets set by the EIC Plan were the achievement of specified levels of earnings before interest and taxes (EBIT) and ratios of working capital to sales. The EBIT targets comprised 60% of executives' bonus opportunities and the working capital to sales ratio represented 40%. No participant in the EIC Plan was eligible for a payout unless his operating unit achieved its minimum EBIT target. All amounts paid for 1993 under the EIC Plan were due to participants' operating units meeting certain performance levels stipulated in the plan.

Long-Term Incentives

     The Committee made multi-year grants of options in 1992. Thus, no new grants were made in 1993, apart from a small number of grants of stock options to new or recently promoted executives. The amounts of the grants made in 1993 were consistent with those previously made to similarly situated executives.

     As part of its overall compensation strategy discussed above, the Committee is considering the implementation in 1994 of a long term incentive plan which will provide executives with significant compensation opportunities based upon performance.

Limitations on Deductibility

     The Committee is cognizant of provisions under Section 162(m) of the Internal Revenue Code (the "Code") which limit the deductibility of certain compensation expense, and considers those provisions in recommending compensation decisions. Section 162(m) of the Code will not limit the deductibility of any compensation expense paid by Interlake in 1993.

CEO Compensation

     Consistent with the general strategy with respect to base salaries adopted by the Committee in 1993, Mr. Reum's compensation for the year reflects an increase in base pay to a level which is still below the median level identified by Hay. Mr. Reum did not receive any annual bonus pay under Interlake's EIC Plan due to Interlake not meeting its minimum EBIT goal on a consolidated basis. As indicated above, no general program of long-term incentives was instituted in 1993, and thus Mr. Reum did not receive any long-term grants during the year.

                                   The Compensation Committee
                                      John A. Canning, Jr.
                                      James C. Cotting
                                      Quentin C. McKenna
                                      Erwin E. Schulze



PAGE

Performance Graph

    The following graph compares the yearly percentage change in Interlake's cumulative shareholder return on its Common Stock with that of the Standard & Poor's 500 Stock Index and that of the Standard & Poor's Manufacturing Index (Diversified Industrials) over the period of Interlake's last five fiscal years. The graph assumes that dividends have been reinvested, except that for the purpose of computing Interlake's cumulative shareholder return, the $45 per share special dividend paid in September 1989, is treated as not having been reinvested in Interlake Common Stock or otherwise. Interlake has not paid any dividends subsequent to the special dividend.
























       The Interlake          S&P Manufacturing
        Corporation                 Index                  S&P 500
- ----------------------------------------------------------------------------
1988       100.0                     100.0                   100.0
1989       143.8                     113.3                   131.5
1990       119.2                     111.7                   126.8
1991       123.2                     130.6                   161.9
1992       119.5                     150.6                   180.4
1993       117.4                     179.2                   197.1

Assumptions:

Reinvestment of all dividends except 1989 special Interlake dividend of $45 per share

December 1988 = 100








PAGE

                                   GENERAL

    The solicitation of proxies in the form which accompanies this proxy statement is made on behalf of the Board. Proxies in such form will confer discretionary authority with respect to any other matters which may properly be brought before the meeting.

    For a matter to be properly before the meeting, or for a shareholder nomination of director candidates to be considered, notice containing the information specified in Interlake's By-laws must have been received by the close of business on March 27, 1994. Shareholders or their proxies wishing to nominate one or more directors or bring other business before the meeting should promptly contact the Secretary for the information required to be included in the required notice. If other matters properly come before the meeting, the persons holding such proxies intend to vote the proxies in accordance with their judgment on all such matters.

    A shareholder who signs and returns the enclosed form of proxy may revoke the same at any time before it is voted by giving notice to the Secretary of Interlake.

    The cost of solicitation of proxies will be borne by Interlake. In addition to the use of the mails, proxies may be solicited personally or by telephone by a few executive officers or regular employees of Interlake, none of whom will receive any compensation therefor in addition to their regular remuneration. Interlake will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy material to principals and obtaining their proxies.

    As in past years, Interlake has retained Georgeson & Co., Wall Street Plaza, New York, New York, to aid in the solicitation of proxies from brokers, banks, nominees and other institutional owners, but not individual holders of record, by personal interview, telephone, telecopy or mail. Interlake will pay Georgeson & Co. a $5,000 fee and will reimburse such organization for certain expenses incurred by it.

Vote Required

    The Delaware General Corporation Law requires that each of the four nominees for director be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and that the selection of the Company's independent accountants be approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

    At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and By-laws, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker non-votes will be treated neither as a vote for nor a vote against any of the proposals to which such broker non-votes apply. Proxy cards which are timely signed and returned with no other marking will be voted in accordance with the recommendation of the Board of Directors.

Shareholder Proposals

    In order to be considered for inclusion in Interlake's proxy statement and form of proxy for the 1995 annual meeting of shareholders, any shareholder proposal intended to be presented at that meeting must be received by Interlake at 550 Warrenville Road, Lisle, Illinois 60532-4387 on or before November 18, 1994.

By order of the Board of Directors.

                                     [Pasteup Fac Sig]

                                     STEPHEN R. SMITH
                                     Vice President, Secretary
                                       and General Counsel

Lisle, Illinois
Dated: March 18, 1994

PAGE

                                     PROXY
                            THE INTERLAKE CORPORATION

                              550 Warrenville Road

                           Lisle, Illinois 60532-4387

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned acknowledges receipt of the accompanying notice of meeting and 1994 proxy statement and hereby appoints John J. Greisch, W. Robert Reum and Stephen R. Smith, and each of them, with power of substitution, attorneys and proxies to vote all shares of the Company's common stock, par value $1.00 per share, on behalf of the undersigned at the annual meeting of shareholders of The Interlake Corporation to be held at the Radisson Hotel Lisle/Naperville located at 3000 Warrenville Road (north side of Warrenville Road), Lisle, Illinois 60532, on Thursday, April 28, 1994, at 10:00 a.m. local time, and at any adjournment thereof, as follows:

1.    ELECTION OF DIRECTORS

      FOR ALL NOMINEES LISTED BELOW ____       WITHHOLD AUTHORITY ____
      (except as marked to the contrary below) to vote for all nominees listed
         F. C. Langenberg, W. G. Mitchell, W. R. Reum and E. E. Schulze

     (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

           ---------------------------------------------------------

2. Ratify and approve the selection of Price Waterhouse as independent accountants for The Interlake Corporation for fiscal year 1994.

                  ___ FOR            ___ AGAINST          ___ ABSTAIN

3. In their discretion, to vote upon such other business as may properly come before said meeting or any adjournment thereof.

                (Continued and to be signed on the reverse side)

PAGE

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 DATED:_______________, 1994       ____________________________________

                                   Signature
 PLEASE MARK, SIGN, DATE AND
                                   ____________________________________

 RETURN THE PROXY CARD PROMPTLY    Signature if held jointly

 USING THE ENCLOSED ENVELOPE.